Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER 2015 EARNINGS

Clayton, MO, July 30, 2015 - Olin Corporation (NYSE: OLN) announced today that its second quarter 2015 income from continuing operations was $42.3 million, or $0.54 per diluted share, which compares to income from continuing operations of $36.6 million, or $0.46 per diluted share in the second quarter of 2014. Sales in the second quarter of 2015 were $535.4 million compared to $570.4 million in the second quarter of 2014.

Second quarter 2015 results included a pretax gain of $52.2 million related to property damage and business interruption insurance recoveries resulting from the June 2014 incident at one of the two chlor alkali production units at our Becancour, Canada facility. Second quarter 2015 results also included pretax acquisition-related financing and other costs of $22.1 million, increased legacy environmental costs of $3.9 million and pretax restructuring charges of $0.7 million.

Joseph D. Rupp, Chairman and Chief Executive Officer said, “We continue to focus significant effort preparing for the Dow transaction. All anti-trust approvals have been received and we now expect to close early in the fourth quarter. We remain excited and confident that the transaction will be value creating and we believe we can generate at least $200 million in annual synergies within three years after closing. Some of the key benefits Olin expects from the acquisition will come from a significant reduction in the average cost to manufacture an ECU; a meaningful reduction in the annual number of miles chlorine is shipped by rail; and the opportunity to continue to expand our sales of bleach. We are also pleased that the current leaders and their respective management teams of global epoxy, chlor alkali vinyls, chlorinated organics, and global chlor alkali manufacturing have all agreed to join Olin at closing.

“As the second quarter of 2015 ended and the third quarter began, it became clear that our expectation that improving demand for chlorine and caustic soda would lead to meaningfully higher ECU netbacks in 2015, would not materialize. Chlorine pricing has improved in our system but has been more than offset by weaker caustic soda pricing. As a result, we now expect Chlor Alkali segment earnings will decline in 2015 compared to 2014 but will be partially offset by improved Chemical Distribution segment earnings. Without giving consideration to the impact of the Dow acquisition in the fourth quarter, due to the lack of significant improvement in ECU netbacks for 2015, we are reducing our full year adjusted EBITDA forecast to the $330 million to $360 million range.

“Third quarter 2015 net income is forecast to be in the $0.05 to $0.10 per diluted share range, which includes pretax acquisition-related costs and financing expenses of approximately $17 million and $8 million, respectively. Chlor Alkali third quarter 2015 earnings are expected to be lower than the third quarter of 2014 segment earnings, primarily due to lower caustic soda volumes. Third quarter 2015 Chemical Distribution earnings are expected to be higher than second quarter 2015 segment earnings primarily due to the seasonal increase in bleach volumes and continued earnings contributions from Olin-produced hydrochloric acid and potassium hydroxide sales. In the Winchester business, third quarter 2015 earnings are expected to be comparable to third quarter 2014 levels. Third quarter 2015 results are also forecast to include approximately $6 million of higher legacy environmental costs compared to the third quarter of 2014. Third quarter 2015 earnings are also expected to include restructuring charges of approximately $1 million.”

SEGMENT REPORTING

We define segment earnings as income (loss) from continuing operations before interest expense, interest income, other operating income (expense), other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the second quarter of 2015 were $294.7 million compared to $338.5 million in the second quarter of 2014. Second quarter 2015 chlorine and caustic soda volumes decreased 12% compared to second quarter 2014 levels, and ECU netbacks declined approximately 1% in the second quarter of 2015 compared to the second quarter of 2014. Second quarter 2015 potassium hydroxide volumes decreased 10% compared to the second quarter of 2014 and hydrochloric acid volumes decreased 12% during the second quarter of 2015 compared to the second quarter of 2014. Bleach volumes increased 2% in the second quarter of 2015 compared to the second quarter of 2014. Second quarter 2015 Chlor Alkali segment earnings of $25.0 million decreased compared to $40.8 million in the second quarter of 2014, primarily due to lower chlorine and caustic soda volumes, lower ECU netbacks, and higher maintenance turnaround costs of approximately $7 million. These second quarter segment results included a gain of $9.9 million, from the Becancour, Canada property insurance recoveries, related to costs incurred and expensed in prior periods.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the second quarter of 2015 were $70.3 million compared to $75.6 million in the second quarter of 2014. The year-over-year decrease in Chemical Distribution sales reflects lower caustic soda selling prices and volumes, partially offset by higher shipments of hydrochloric acid and potassium hydroxide. Chemical Distribution segment earnings of $2.4 million in the second quarter of 2015 increased compared to breakeven segment earnings in the second quarter of 2014, primarily due to increased caustic soda margins and higher shipments of bleach, hydrochloric acid and potassium hydroxide. Chemical Distribution second quarter 2015 and 2014 results both included depreciation and amortization expense of $3.9 million.

WINCHESTER

Winchester second quarter of 2015 sales were $194.2 million compared to $181.0 million in the second quarter of 2014. The increase in second quarter of 2015 sales compared to the second quarter of 2014 reflects increased shipments to commercial, law enforcement and military customers. Winchester’s second quarter 2015 segment earnings were $33.9 million compared to $33.1 million in the second quarter of 2014. The increase in segment earnings reflects the impact of lower commodity and material costs and lower manufacturing and other costs, partially offset by a less favorable product mix.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2015 Corporate and Other segment was $7.4 million compared to $7.5 million in the second quarter of 2014.

Second quarter 2015 charges to income for environmental investigatory and remedial activities were $5.1 million compared to $1.2 million in the second quarter of 2014. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2015 decreased $1.4 million compared to the second quarter of 2014, primarily due to lower stock-based compensation expense, including mark-to-market adjustments and lower legal and legal-related settlement costs, partially offset by higher non-income tax expense.

PROPOSED ACQUISITION

On March 27, 2015, Olin and The Dow Chemical Company (TDCC) announced that Olin had agreed to acquire certain chlor alkali and downstream derivatives businesses from TDCC using a Reverse Morris Trust structure.

Second quarter 2015 results included acquisition-related costs of $10.5 million and acquisition financing expenses included in interest expense of $11.6 million related to this pending transaction.

During the second quarter, the required waiting period under the Hart-Scott Rodino (HSR) Antitrust Improvements Act of 1976 expired and on July 6, 2015, Olin announced that all foreign regulatory approvals required to close the pending transaction had been obtained. The transaction is still subject to approval by Olin shareholders and other customary closing conditions. The transaction is expected to close early in the fourth quarter of 2015. In connection with the pending transaction, Olin entered into a $1.85 billion new senior unsecured credit facility, including a $1.35 billion 5-year term loan and a $0.5 billion revolving credit facility, which will replace Olin’s current senior credit facility.

DIVIDEND

On July 23, 2015, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2015 to shareholders of record at the close of business on August 10, 2015. This will be the 355th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 31. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer; John E. Fischer, Olin’s President and Chief Operating Officer; John L. McIntosh, Olin’s Senior Vice President, Chemicals; Todd A. Slater, Olin’s Vice President and Chief Financial Officer; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with eight U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the proposed acquisition of certain chlor alkali and downstream derivatives businesses from TDCC using a “Reverse Morris Trust” structure, the expected timetable for completing the transaction, benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	factors relating to the satisfaction of the conditions to the proposed transaction with TDCC, including regulatory approvals and the required approvals of our shareholders;

•	our and TDCC’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction with TDCC;

•	the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the transaction with TDCC within the expected time-frames or at all;

•	the integration of TDCC’s chlorine products business being more difficult, time-consuming or costly than expected;

•	the effect of any changes resulting from the proposed transaction in customer, supplier and other business relationships;

•	general market perception of the proposed transaction with TDCC; and

•	exposure to lawsuits and contingencies associated with TDCC’s chlorine products business.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
Additional Information and Where to Find It
In connection with the proposed combination of Olin with the chlorine products business of TDCC, Blue Cube Spinco Inc. (“Spinco”) has filed a registration statement on Form S-4 and Form S-1 containing a prospectus and Olin has filed a preliminary proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus with the U.S. Securities and Exchange Commission (the “SEC”). Both Olin and Spinco expect to file amendments to these filings before they become effective. INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT AND ANY AMENDMENTS THERETO WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OLIN, TDCC, SPINCO AND THE PROPOSED TRANSACTION. Investors and securityholders may obtain a free copy of the registration statements/prospectuses and preliminary proxy statement and any further amendments (when available) and other documents filed by Olin, TDCC and Spinco with the SEC at the SEC’s website at http://www.sec.gov. Free copies of these documents and any further amendments, once available, and each of the companies’ other filings with the SEC, may also be obtained from the respective companies by directing a request to Olin at Olin Corporation, ATTN: Investor Relations, 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105 or TDCC or Spinco at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674, ATTN: Investor Relations, as applicable.
Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or securityholder. However, Olin, TDCC, Spinco and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of Olin in respect of the proposed transaction under the rules of the SEC. Information regarding Olin’s directors and executive officers is available in Olin’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015, and in its definitive proxy statement for its 2015 Annual Meeting of Shareholders filed March 4, 2015. Information regarding TDCC’s directors and executive officers is available in TDCC’s Annual Report on Form 10-K filed with the SEC on February 13, 2015, and in its definitive proxy statement for its annual meeting of shareholders filed March 27, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statements, prospectuses and proxy statement and other relevant materials filed with the SEC in connection with the proposed transaction.
Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
2015-17

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2015	2014	2015	2014
Sales	$535.4	$570.4	$1,053.4	$1,147.8
Operating Expenses:
Cost of Goods Sold	445.5	463.6	878.7	939.0
Selling and Administration	39.9	41.7	86.9	85.2
Restructuring Charges(b)	0.7	2.3	1.9	3.3
Acquisition-related Costs(c)	10.5	0.2	20.9	0.4
Other Operating Income(d)	42.4	0.9	42.2	0.8
Operating Income	81.2	63.5	107.2	120.7
Earnings of Non-consolidated Affiliates	0.4	0.5	0.8	0.9
Interest Expense(e)	18.2	9.6	25.3	19.3
Interest Income	0.3	0.4	0.6	0.7
Income from Continuing Operations before Taxes	63.7	54.8	83.3	103.0
Income Tax Provision	21.4	18.2	27.9	36.9
Income from Continuing Operations, Net	42.3	36.6	55.4	66.1
Income from Discontinued Operations, Net(f)	—	0.7	—	0.7
Net Income	$42.3	$37.3	$55.4	$66.8
Net Income Per Common Share:
Basic Income per Common Share:
Income from Continuing Operations, Net	$0.55	$0.46	$0.71	$0.84
Income from Discontinued Operations, Net	—	0.01	—	0.01
Net Income	$0.55	$0.47	$0.71	$0.85
Diluted Income per Common Share:
Income from Continuing Operations, Net	$0.54	$0.46	$0.70	$0.82
Income from Discontinued Operations, Net	—	0.01	—	0.01
Net Income	$0.54	$0.47	$0.70	$0.83
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	77.5	78.8	77.5	79.0
Average Common Shares Outstanding - Diluted	78.7	80.0	78.6	80.2

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three and six months ended June 30, 2014 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Acquisition-related costs for the three and six months ended June 30, 2015 and 2014 were associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

(d)
Other operating income for the three and six months ended June 30, 2015 included $42.3 million of insurance recoveries for property damage and business interruption related to the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. Other operating income for the three and six months ended June 30, 2014 included a gain of $1.0 million for the resolution of a contract matter.

(e)
Interest expense for the three and six months ended June 30, 2015 included acquisition financing expenses of $11.6 million and $12.0 million, respectively, for the bridge financing associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

(f)
Income from discontinued operations, net for the three and six months ended June 30, 2014 included a $0.7 million after tax gain for the favorable resolution of certain indemnity obligations related to our Metals business sold in 2007.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Sales:
Chlor Alkali Products	$294.7	$338.5	$587.4	$666.8
Chemical Distribution	70.3	75.6	140.1	144.8
Winchester	194.2	181.0	372.9	381.6
Intersegment Sales Elimination(b)	(23.8)	(24.7)	(47.0)	(45.4)
Total Sales	$535.4	$570.4	$1,053.4	$1,147.8
Income (Loss) from Continuing Operations before Taxes:
Chlor Alkali Products(c)	$25.0	$40.8	$48.1	$75.1
Chemical Distribution	2.4	—	3.4	(0.8)
Winchester	33.9	33.1	63.7	71.4
Corporate/Other:
Pension Income(d)	7.4	7.5	14.5	15.4
Environmental Expense	(5.1)	(1.2)	(5.8)	(4.7)
Other Corporate and Unallocated Costs	(13.2)	(14.6)	(35.3)	(31.9)
Restructuring Charges(e)	(0.7)	(2.3)	(1.9)	(3.3)
Acquisition-related Costs(f)	(10.5)	(0.2)	(20.9)	(0.4)
Other Operating Income(g)	42.4	0.9	42.2	0.8
Interest Expense(h)	(18.2)	(9.6)	(25.3)	(19.3)
Interest Income	0.3	0.4	0.6	0.7
Income from Continuing Operations before Taxes	$63.7	$54.8	$83.3	$103.0

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.4 million and $0.5 million for the three months ended June 30, 2015 and 2014, respectively, and $0.8 million and $0.9 million for the six months ended June 30, 2015 and 2014, respectively.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Restructuring charges for the three and six months ended June 30, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three and six months ended June 30, 2014 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Acquisition-related costs for the three and six months ended June 30, 2015 and 2014 were associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

(g)
Other operating income for the three and six months ended June 30, 2015 included $42.3 million of insurance recoveries for property damage and business interruption related to the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. Other operating income for the three and six months ended June 30, 2014 included a gain of $1.0 million for the resolution of a contract matter.

(h)
Interest expense for the three and six months ended June 30, 2015 included acquisition financing expenses of $11.6 million and $12.0 million, respectively, for the bridge financing associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2015	2014	2014
Assets:
Cash & Cash Equivalents	$232.4	$256.8	$245.6
Accounts Receivable, Net	321.3	263.1	341.2
Income Taxes Receivable	3.2	21.6	9.2
Inventories	221.6	210.1	220.9
Current Deferred Income Taxes	49.7	54.2	48.3
Other Current Assets	16.1	10.3	13.8
Total Current Assets	844.3	816.1	879.0
Property, Plant and Equipment (Less Accumulated Depreciation of $1,385.6, $1,330.7 and $1,316.4)	917.6	931.0	951.3
Prepaid Pension Costs	—	—	1.7
Restricted Cash	—	—	2.6
Deferred Income Taxes	13.1	12.5	8.9
Other Assets	179.0	191.4	200.1
Goodwill	747.1	747.1	747.1
Total Assets	$2,701.1	$2,698.1	$2,790.7
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$143.9	$16.4	$12.6
Accounts Payable	148.6	146.8	186.8
Income Taxes Payable	11.1	0.2	0.4
Accrued Liabilities	205.4	214.3	194.5
Total Current Liabilities	509.0	377.7	394.3
Long-Term Debt	528.2	658.7	676.6
Accrued Pension Liability	152.5	182.0	87.9
Deferred Income Taxes	99.5	107.1	130.9
Other Liabilities	359.4	359.3	377.2
Total Liabilities	1,648.6	1,684.8	1,666.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 77.5 Shares (77.4 and 78.6 in 2014)	77.5	77.4	78.6
Additional Paid-In Capital	794.2	788.3	818.5
Accumulated Other Comprehensive Loss	(434.3)	(443.1)	(356.4)
Retained Earnings	615.1	590.7	583.1
Total Shareholders' Equity	1,052.5	1,013.3	1,123.8
Total Liabilities and Shareholders' Equity	$2,701.1	$2,698.1	$2,790.7

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2015	2014
Operating Activities:
Net Income	$55.4	$66.8
Earnings of Non-consolidated Affiliates	(0.8)	(0.9)
Gains on Disposition of Property, Plant and Equipment	(23.7)	(0.6)
Stock-Based Compensation	3.7	2.4
Depreciation and Amortization	69.1	69.4
Deferred Income Taxes	(10.0)	10.5
Qualified Pension Plan Contributions	(0.3)	(0.4)
Qualified Pension Plan Income	(14.0)	(14.3)
Changes in:
Receivables	(58.2)	(61.1)
Income Taxes Receivable/Payable	29.3	(8.6)
Inventories	(11.5)	(34.4)
Other Current Assets	(5.8)	3.3
Accounts Payable and Accrued Liabilities	(5.7)	8.2
Other Assets	18.8	2.0
Other Noncurrent Liabilities	1.7	(5.1)
Other Operating Activities	0.1	0.2
Net Operating Activities	48.1	37.4
Investing Activities:
Capital Expenditures	(51.1)	(32.5)
Proceeds from Disposition of Property, Plant and Equipment	24.7	1.8
Proceeds from Disposition of Affiliated Companies	4.4	—
Restricted Cash Activity	—	1.6
Other Investing Activities	(1.1)	1.0
Net Investing Activities	(23.1)	(28.1)
Financing Activities:
Long-Term Debt Repayments	(2.1)	(0.2)
Earn Out Payment – SunBelt	—	(14.8)
Common Stock Repurchased and Retired	—	(29.7)
Stock Options Exercised	2.1	5.4
Excess Tax Benefits from Stock-Based Compensation	0.3	0.7
Dividends Paid	(31.0)	(31.7)
Deferred Debt Issuance Costs	(18.7)	(1.2)
Net Financing Activities	(49.4)	(71.5)
Net Decrease in Cash and Cash Equivalents	(24.4)	(62.2)
Cash and Cash Equivalents, Beginning of Year	256.8	307.8
Cash and Cash Equivalents, End of Period	$232.4	$245.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is income from continuing operations, net plus an add-back for depreciation and amortization, interest expense (income), income tax expense, other expense (income) and acquisition-related costs. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2015	2014	2015	2014
Reconciliation of Income from Continuing Operations, Net to Adjusted EBITDA:
Income from Continuing Operations, Net	$42.3	$36.6	$55.4	$66.1
Add Back:
Interest Expense	18.2	9.6	25.3	19.3
Interest Income	(0.3)	(0.4)	(0.6)	(0.7)
Income Tax Expense	21.4	18.2	27.9	36.9
Depreciation and Amortization	34.7	35.2	69.1	69.4
EBITDA	116.3	99.2	177.1	191.0
Add Back:
Acquisition-related Costs(b)	10.5	0.2	20.9	0.4
Adjusted EBITDA	$126.8	$99.4	$198.0	$191.4

(a)	Unaudited.

(b)
Interest expense for the three and six months ended June 30, 2015 included acquisition financing expenses of $11.6 million and $12.0 million, respectively, for the bridge financing associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

(c)
Acquisition-related costs for the three and six months ended June 30, 2015 and 2014 were associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.